Contact:

Pete De Spain

Manager, Corporate Communications

Anadys Pharmaceuticals, Inc.
(858) 530-3653
pdespain@anadyspharma.com

ANADYS PHARMACEUTICALS ANNOUNCES SENIOR MANAGEMENT
MEMBER RESIGNATION

San Diego, May 3, 2005 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS) announced today that Michael J. Kamdar has resigned from his position as the Company’s Senior Vice President, Corporate Development and Finance for personal reasons. Jennifer Crittenden, the Company’s current Vice President, Finance, will assume the role of the Company’s principal accounting and financial officer.

Kleanthis G. Xanthopoulos, Ph.D., Anadys’ President and Chief Executive Officer, stated, “We value Michael’s contributions to our Company during his tenure at Anadys and wish him well in his future endeavors. We are also fortunate to have a Vice President, Finance of Jennifer’s caliber and experience, who can assume the principal financial role at the Company.”

About Anadys
Anadys Pharmaceuticals, Inc. (www.anadyspharma.com) is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis C virus (HCV), hepatitis B virus (HBV) and bacterial infections. Anadys’ clinical development programs include ANA975, an oral prodrug of isatoribine for the treatment of HCV and HBV, and ANA380 for the treatment of HBV. In addition, Anadys’ anti-infective therapeutic platform, including core capabilities in Toll-Like Receptor-based small molecules and structure-based drug design coupled with medicinal chemistry, is designed to advance a strong and continual pipeline of drug candidates into the clinic.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the “Risk Factors”

Anadys Pharmaceuticals, Inc. Announces Resignation of Vice President, Corporate Development and Finance

section of Anadys’ Form 10-K for the year ended December 31, 2004. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.